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                                                                     Exhibit 4.8


                             MODIFICATION AGREEMENT


                 This modification agreement is dated as of October 16, 1995, and is among POPE & TALBOT, INC., a Delaware corporation ("Borrower"), UNITED STATES NATIONAL BANK OF OREGON ("U.S. Bank"), CIBC, INC. ("CIBC"), ABN AMRO BANK N.V. ("ABN"), BANK OF AMERICA ILLINOIS ("BofA"), and WACHOVIA BANK OF GEORGIA, N.A. ("Wachovia").

                                    Recitals

                 A. U.S. Bank, CIBC, ABN, BofA, and Wachovia (individually "Bank" and collectively "Banks") are parties to a credit agreement dated as of May 6, 1992, as modified (the "Credit Agreement"). All of the capitalized terms used in this modification agreement are defined by the Credit Agreement.

                 B. Borrower has notified U.S. Bank as agent for Banks that Borrower may not be in compliance with the Interest Coverage Ratio specified in section 5.01(h)(iv) of the Credit Agreement as of September 30, 1995.

                 C. Borrower and Banks desire to enter into this modification agreement to modify the Credit Agreement.

                 NOW, THEREFORE, for value, Borrower and Banks agree that:

1. Temporary Change in Interest Coverage Ratio. The minimum Interest Coverage Ratio that Borrower must maintain will be:

         a. 2.80 to 1 for the four-quarter period ending on September 30, 1995;

         b. 2.45 to 1 for the four-quarter period ending on December 31, 1995;

         c.      2.75 to 1 for the four-quarter period ending on March 31, 1996;
                 and

         d. 3.50 to 1 for each rolling four-quarter period ending on June 30, 1996, and on the last day of each calendar quarter thereafter.

2. Change in Pricing. Effective immediately and continuing until Borrower meets or exceeds an Interest Coverage Ratio of 3.5 to 1, the pricing on existing and future advances will be the highest provided in the pricing grid (the Interbank Margin on existing and future advances = 75.00 basis points ("bps"), the Commitment Fee = 25.00 bps, and the Unused Fee = 10.00 bps). The foregoing pricing will continue in effect even if Borrower is in compliance with the Leverage Ratio which might, except for this paragraph, result in lower pricing.



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3.       Modification Fee.  Borrower promises to pay a modification fee of
         $50,000 to Banks in care of Agent. Agent will distribute each Bank's prorata share of such fee to each Bank.

4. Reduction in Revolving Line of Credit. The Aggregate Commitment will be reduced from $100 million to $85 million effective as of March 31, 1996, and from $85 million to $75 million as of June 30, 1996. Each such reduction will be prorata among Banks. Borrower will pay to Banks without notice or demand on a prorata basis all outstanding advances that exceed the Aggregate Commitment on the effective date of each such reduction in the Aggregate Commitment.

5. Financial Reporting. Section 5.01(i) of the Credit Agreement is modified to also require Borrower to deliver:

         a. Monthly company-prepared Financial Statements within 30 days following the end of each calendar month; and

         b. Quarterly company-prepared, consolidating Financial Statements within 45 days following the end of each of the first three calendar quarters of each Fiscal Year and within 90 days following the end of each Fiscal Year.

6. Negative Covenants. Section 5.02(a) of the Credit Agreement is modified to prohibit a transfer by Borrower or any of its Subsidiaries of more than 5% of such organization's assets except for sales of inventory and surplus or obsolete equipment and collection of accounts in the ordinary course of business and for acquisition of Subsidiaries or assets subject to existing encumbrances, security interests or liens.

         A new negative covenant is added as section 5.04 as follows:

         "5.04 Additional Debt. Except for trade debt incurred in the ordinary course of business and a guaranty to be issued to Wachovia to support the $19,552,000 reimbursement liability of Pope & Talbot, Wis., Inc. under a reimbursement and security agreement dated as of November 1, 1994 (the "P&T, Wis Liability"), Borrower will not allow its Canadian Subsidiary, Pope & Talbot, Ltd., a British Columbia corporation ("P&T Canada"), to borrow money from any person (individual, organization, or governmental unit) except Borrower or to otherwise incur debt (liability on a claim) for borrowed money without the prior written consent of Majority Banks."

7. Guaranties by Significant Subsidiaries. Borrower promises and agrees to cause each "Significant Subsidiary" (a Subsidiary contributing 5% or more of Borrower's consolidated assets) to unconditionally guarantee payment of the Loans and performance of the P&T, Wis Liability on a prorata basis in a form acceptable to Banks within 30 days following the date of this agreement.



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         All such guaranties will include, among other terms, (a) a waiver of claims and defenses based on recoupment, any disability or defense of Borrower other than payment (including claims such as failure of consideration, duress, lack of capacity, illegality, fraud, statute of limitations, accord and satisfaction, impairment of recourse, discharge of Borrower through insolvency proceedings or otherwise, the manner, order, or timing of any foreclosure or disposition rights, or the forbearance by Bank of or with respect to any right or remedy that it may have against Borrower, the collateral, or any other guarantor), and/or suretyship (including extension of due dates, material modifications, and impairment of rights of recourse and/or of collateral) and (b) an agreement for mandatory arbitration of disputes.

         Notwithstanding the foregoing, P&T Canada and any other Significant Subsidiaries which are not incorporated in the United States (a "foreign Significant Subsidiary") will not issue such a guaranty but will, instead, either (a) subordinate their claims against Borrower to the claims of Banks against Borrower to assure Banks that their claims against Borrower will be fully satisfied by payment before any foreign Significant Subsidiary receives any payment on account of its claims against Borrower or (b) provide such other financial assurances or accommodations as Banks may consider reasonable under the circumstances.

         The failure of Borrower to obtain and deliver such guaranties and subordinations within such 30-day period will constitute an event of Default under the Loan Documents.

8. Subordination. Effective upon an event of Default under the Loan Documents, Borrower hereby subordinates its present and future claims against and equity interests in the non-foreign Significant Subsidiaries to the present and future claims of Banks against the non-foreign Significant Subsidiaries under the guaranties required by section 7 of this agreement to assure Banks that their claims against the non-foreign Significant Subsidiaries will be fully satisfied by payment before Borrower receives any payment or distribution on account of its claims and/or equity interests after such event of Default.

9. Miscellaneous. The parties agree to issue any additional documents and instruments reasonably necessary to effectuate the objectives of this modification agreement. The Loan Documents will continue in full force and effect as modified by this modification agreement. This modification agreement may be signed in one or more counterparts but all such counterparts will constitute but one agreement. The Loan Documents, as modified by this modification agreement, are intended to be the complete, final, and exclusive statement of the terms upon which Banks make their Individual Commitments to Borrower and Borrower promises to repay Loans.



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10.      Effective Date.  This modification agreement will become effective only when U.S. Bank, in its capacity as administrative agent for Banks, has received (a) by facsimile the signature page signed by Borrower and the signature page(s) signed by Majority Banks and (b) the modification fee.

         If Borrower or a Bank delivers a facsimile of its signature, such delivery will constitute the promise of such person to deliver sufficient copies of the manually signed signature page for distribution to each other party to the Credit Agreement.


POPE & TALBOT, INC.                        UNITED STATES NATIONAL BANK
                                                OF OREGON

By
  /s/ Peter T. Pope                        By /s/ Janice T. Thede
 ---------------------------------            ----------------------------------
      Peter T. Pope                               Janice T. Thede
      Chairman of the Board                       Vice President




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CIBC INC.                                  ABN AMRO BANK N.V.



By  /s/ Ray Mendoza                        By  /s/ Leif H. Olsson
   -------------------------------            ----------------------------------
        Ray Mendoza                                Leif H. Olsson
        Vice President                             Group Vice President

                                           By  /s/ David McGinnis
                                              ----------------------------------
                                                   David McGinnis
                                                   Vice President




BANK OF AMERICA ILLINOIS                    WACHOVIA BANK OF GEORGIA,
                                                NATIONAL ASSOCIATION



By  /s/ Michael J. Balok                   By  /s/ William F. Hamlet
   -------------------------------            ----------------------------------
        Michael J. Balok                           William F. Hamlet
        Vice President                             Senior Vice President




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